Exhibit 10.1

AGREEMENT AND RELEASE AND WAIVER OF CLAIMS

This Agreement and the Release and Waiver contained herein are made and entered into in Dallas, Texas, by and between AT&T Services, Inc. (hereinafter “Company”) and Mr. John Donovan (hereinafter “Mr. Donovan”) for and in consideration of the mutual promises and agreements set forth below and are conditional on performance of such promises and agreements.

WHEREAS, Mr. Donovan will retire from Company on October 1, 2019; and as a consequence, Mr. Donovan will be entitled to receive appropriate, usual and customary benefits and certain other benefits described herein; and

WHEREAS, both parties agree that in connection with Mr. Donovan’s retirement on October 1, 2019, in addition to the before referenced appropriate, usual and customary benefits, Mr. Donovan should receive additional benefits and consideration as set forth herein, and that Mr. Donovan, among other things, should release and forever discharge Company, AT&T Inc. (“AT&T”), any and all AT&T direct and indirect subsidiaries (which term when used throughout this document shall include entities, corporate or otherwise, in which the company referred to owns, directly or indirectly, fifty percent or more of the outstanding equity interests), their officers, directors, agents, employees, successors and assigns and any and all employee benefit plans maintained by AT&T or any subsidiary thereof and/or any and all fiduciaries of any such plan, from any and all common law and/or statutory claims, causes of action or suits of any kind whatsoever, arising from or in connection with Mr. Donovan’s employment by Company or any subsidiary of AT&T, and/or Mr. Donovan’s separation from Company, all as set forth in more detail in the Release and Waiver contained herein.

WHEREAS, Mr. Donovan has been employed by Company and/or AT&T’s subsidiaries for over eleven (11) years and worked in significant positions and assignments that required access to and involvement with confidential and proprietary information, trade secrets and matters of strategic importance to Company, AT&T and/or AT&T’s subsidiaries that will continue beyond Mr. Donovan’s employment and consulting arrangement with Company. During the term of his longstanding employment in various capacities with Company or an AT&T subsidiary and during the period that he will perform consulting services, Mr. Donovan has acquired and will continue to acquire during the period he provides consulting services, knowledge of all aspects of its business, on a national and regional level, including but not limited to operations, sales, marketing, advertising, technology, networks, network technology, network development and strategy, distribution and distribution channels, operations, strategic planning initiatives, new product and services development, strategic planning, rate information and growth strategies and initiatives. Mr. Donovan has acquired and possesses unique skills as a result of employment with Company and/or AT&T subsidiaries and will continue to acquire unique skills as a result of his consulting services to be provided to Company. The trade secrets with which Mr. Donovan has been involved and will be involved are critical to Company’s, AT&T’s, and AT&T’s subsidiaries’ success. Disclosure of this information in the performance of services for a subsequent employer engaged in similar businesses would be inevitable and inherent as part of Mr. Donovan’s performance of services for such an employer. For all of these reasons and due to the confidential and proprietary information and trade secrets Mr. Donovan learned in his employment with Company, or an AT&T subsidiary and during his period of providing consulting services, Mr. Donovan acknowledges that it is reasonable for Company to seek the restrictions contained in the subsequent provisions of this Agreement and that more limited restrictions are neither feasible nor appropriate. Mr. Donovan understands and agrees that the consideration provided herein requires Mr. Donovan to comply strictly with all terms of this Agreement including, but not limited to, confidentiality, non-compete, non-solicitation of employees and non-solicitation of customers as set forth below.

NOW, therefore, the parties further agree as follows:

1.    Mr. Donovan will retire from Company effective at the close of business on October 1, 2019, and Mr. Donovan herewith resigns all officer and director positions that he may hold in AT&T and in any subsidiary of AT&T effective at the close of business on October 1, 2019.

2.    Mr. Donovan shall execute this Agreement and the Release and Waiver contained herein and Company shall (A) pay Mr. Donovan a lump sum payment amount of $7,850,000.00, less regular and customary withholdings for any applicable federal, state and local income or other taxes or withholdings and less any amounts owed by Mr. Donovan to Company, AT&T or any AT&T subsidiary, and (B) propose to the Human Resources Committee of the AT&T Board of Directors or its authorized delegate (the “Committee”) that Mr. Donovan’s 2015 Restricted Stock Award shall vest upon his termination of employment with AT&T and its subsidiaries if he terminates such employment on October 1, 2019. Notwithstanding the foregoing, the cash severance described in this Section 2 shall not be made available to Mr. Donovan and Mr. Donovan shall return the Restricted Stock should he not timely sign, or should he revoke, the Release and Wavier contained herein.

3.    For the period commencing on October 2, 2019 and ending on September 30, 2020 (the “Consulting Period”), Mr. Donovan shall provide consulting services to or on behalf of Company and any AT&T subsidiary with respect to (A) matters relating to or in support of AT&T Communications LLC, and (B) for the eighteen (18) month period commencing October 1, 2019, Mr. Donovan shall cooperate with the Company, AT&T or any of their respective subsidiaries in any investigations, claims, or lawsuits involving any of the Company, AT&T or any of their respective subsidiaries where Mr. Donovan has knowledge of the underlying facts (collectively, “Services”). Such Services shall be provided at Company’s request, according to a schedule as agreed upon by Company and Mr. Donovan; provided, however, Company and Mr. Donovan agree that the amount of time Mr. Donovan devotes to the performance of Services shall not be more than twenty percent (20%) of the average amount of time spent by Mr. Donovan performing services for Company during the thirty-six (36) month period immediately preceding October 1, 2019.

In exchange for providing Services, Company shall pay Mr. Donovan an aggregate fee of $2,800,000, which shall be paid quarterly, in arrears, in equal installments of $700,000 on the last day of each calendar quarter during the Consulting Period, commencing on December 31, 2019 and ending on September 30, 2020. Reasonable and necessary expenses incurred by Mr. Donovan in the provision of Services shall be eligible for reimbursement only in accordance with the AT&T employee expense reimbursement guidelines and only after prior consultation with and preliminary approval by Company. Reimbursement of such expenses shall be made by Company within forty-five (45) days of receipt by Company of appropriate documentation for such expenses.

In performing Services, Mr. Donovan shall not act as an employee of, and Mr. Donovan shall not act as an agent or partner of AT&T, Company, or any of their subsidiaries. Mr. Donovan shall not be eligible to participate in or receive benefits under any AT&T or AT&T subsidiary sponsored employee benefit plan, program or policy as a consequence of providing Services, but he shall be eligible and shall receive benefits under such plans, programs, and policies as a retiree on the same terms and conditions as similarly situated retirees. This Agreement does not establish an agency or partnership relationship between Mr. Donovan and Company, AT&T or any AT&T subsidiary. Mr. Donovan cannot obligate, enter into contracts on behalf of, incur debts, or in any other way bind AT&T, Company or any AT&T subsidiary. Although the Services will have to be completed to the satisfaction of Company and in accordance with this Agreement, the actual details of the Services shall be under Mr. Donovan’s control. Mr. Donovan shall comply, at his expense, with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal social security law, the Fair Labor Standards Act, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers. In the performance of this Agreement, Mr. Donovan shall comply with all applicable federal, state and local laws, regulations and codes and with such requirements or restrictions as may be lawfully imposed by governmental authorities, including the procurement of required permits and licenses.

Subject to the provisions of Sections 7, 8, and 9 of this Agreement, Company acknowledges that Mr. Donovan and/or Mr. Donovan may undertake services for others during the time that Services are performed under this Agreement.

Mr. Donovan agrees that the obligations to perform the Services required hereunder are personal and may not be assigned or delegated in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

Mr. Donovan shall maintain accurate and complete records specifically relating to the Services provided. To the extent that such records may be relevant in determining whether Mr. Donovan is complying with the obligations described herein, Company, upon giving reasonable prior notice, may audit such records. Mr. Donovan shall retain such records for a period of three years following the termination of the Consulting Period.

The Services may be terminated at any time by the mutual agreement of Mr. Donovan and Company, and may be terminated by Company as described in Section 7 hereof or for cause. For purposes of this Agreement, a termination for cause shall mean termination due to an act of dishonesty, fraud or willful misconduct that continues or is not cured within thirty (30) days after Company notifies Mr. Donovan of such action.

For purposes of this Section, AT&T’s Chief Executive Officer or his delegate, is authorized to represent AT&T.

4.    The consideration described herein shall be in lieu of, and Mr. Donovan hereby specifically waives any right to any and all other termination pay allowance resulting from his retirement.

5.    This Agreement and the Release and Waiver contained herein do not abrogate any of the usual entitlements that Mr. Donovan has or will have, first, while a regular employee and subsequently, upon his retirement, under any AT&T or AT&T subsidiary sponsored employee benefit plan, program or policy, all of which will be subject to and provided in accordance with the terms and conditions of the respective benefit plan, program, or policy as applicable to Mr. Donovan and this Agreement. AT&T and its subsidiaries have reserved the right to end or amend any or all of the plans, programs, and policies that it sponsors. Each participating subsidiary, which includes Company, has reserved the right to end its participation in these plans, programs, and policies and to discontinue providing any and all such benefits. This means, for example, that Mr.

Donovan will not acquire a lifetime right to any health care plan benefit or to the continuation of any health care plan merely by reason of the fact that such benefit, plan, program, or policy is in existence at the time of Mr. Donovan’s retirement or because of this Agreement and the Release and Waiver contained herein. Thus, except as specifically provided in Section 2 of this Agreement, Mr. Donovan’s rights/entitlements to any benefit under any of the plans, programs, or policies are no different as a result of entering into this Agreement and the Release and Waiver contained herein than they would have been in the absence of this Agreement and the Release and Waiver contained herein.

6.    Mr. Donovan agrees not to voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents, whether individually or as part of a class, in any claims or lawsuits commenced in the future against Company, AT&T or any AT&T subsidiary; provided, however, that nothing in this Agreement shall prohibit Mr. Donovan from exercising his right to file a charge of discrimination with, or that would limit his right to testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), a comparable state or local agency, or any other governmental agency charged with enforcing anti-discrimination laws; provided, further, however, nothing in this Agreement will be construed to prevent Mr. Donovan from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings involving Company, AT&T or any of their respective subsidiaries. Notwithstanding the foregoing, Mr. Donovan acknowledges and agrees that the Release and Waiver contained herein includes a waiver of his right, if any, to monetary recovery should any party, entity, administrative agency, or governmental agency (such as the EEOC, the National Labor Relations Board, or any state or local agencies) pursue any claims on Mr. Donovan’s behalf against the persons or entities covered by the Agreement and the Release and Waiver contained herein, other than his right to any monetary recovery under the whistleblower provisions of federal or state law or regulation.

Company agrees to indemnify Mr. Donovan if he is a defendant or is threatened to be made a defendant to any action, suit or proceeding, whether civil, criminal, administrative or investigative that is brought by a third party by reason of the fact that he was a director, officer, employee or agent of Company, or was serving at the request of Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or performing Services pursuant to this Agreement, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

7.    Mr. Donovan acknowledges that, as a result of his employment with Company and/or any AT&T subsidiaries, he has, and had, access to certain Trade Secrets and Confidential Information (as these terms are defined below) and, as additional consideration for the commitments made in this Section and Section 8, the Company will continue to provide Mr. Donovan access to such Trade Secrets and Confidential Information through the Consulting Period so that he may perform Services. Mr. Donovan acknowledges that AT&T and its subsidiaries must protect its Trade Secrets and Confidential Information from disclosure or misappropriation, and Mr. Donovan further acknowledges that the Trade Secrets and Confidential Information are unique and confidential and are the proprietary property of AT&T and its subsidiaries. Mr. Donovan acknowledges that the Trade Secrets and Confidential Information derive independent, actual and potential commercial value from not being generally known, or readily ascertainable through independent development. Mr. Donovan agrees to hold Trade Secrets or Confidential Information in trust and confidence and to not directly or indirectly disclose or transmit Trade Secrets or Confidential Information to any third party without prior written consent of Company; provided however, nothing in this Agreement shall prohibit Mr. Donovan from reporting possible violations of law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Mr. Donovan further agrees not to use any such Trade Secrets or Confidential Information for his personal benefit or for the benefit of any third party. This restriction shall apply indefinitely as long as the document or information exists as a Trade Secret or Confidential Information.

On or before his retirement, Mr. Donovan shall return to AT&T or an AT&T subsidiary all of AT&T’s (and its subsidiaries’) documents (and all copies thereof), and other property of AT&T and its subsidiaries that are in Mr. Donovan’s possession, including, but not limited to, AT&T’s (and its subsidiaries’) files, notes, drawings, records, business plans and forecasts, financial information, specifications, all product specifications, customer identity information, product development information, source code information, object code information, tangible property (including, but not limited to, computers), intellectual property, credit cards, entry cards, and keys; and, any materials of any kind which contain or embody Trade Secrets or Confidential Information (and all reproductions thereof), including, without limitation, any such documents and other property in electronic form, or any computer or data storage device. Mr. Donovan shall not retain or provide to anyone else any copies, summaries, abstracts, descriptions, compilation, or other representations of such information or things or their contents.

“Trade Secret” means information proprietary to AT&T or any AT&T subsidiary including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, marketing plans, pricing plans, advertising and sponsorship plans, product development analyses or plans, any plans involving the combination of AT&T’s or its subsidiaries’ products or services, or pricing of such products or services, offered or to be offered by or in conjunction with AT&T or any subsidiary of AT&T, or lists of actual or potential customers or suppliers which: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Confidential Information” means any data or information, other than Trade Secrets, that is competitively sensitive to AT&T or an AT&T subsidiary and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes, without limitation: (1) the sales records, profit and performance records, pricing manuals, sales manuals, training manuals, selling and pricing procedures, and financing methods of AT&T or any AT&T subsidiary, (2) customer lists, the special demands of particular customers, and the current and anticipated requirements of customers for the products and services of AT&T or any AT&T subsidiary, (3) the specifications of any new products or services under development by AT&T or any AT&T subsidiary, (4) the sources of supply for integrated components and materials used for production, assembly, and packaging by AT&T or any AT&T subsidiary, and the quality, prices, and usage of those components and materials, and (5) the business plans, marketing strategies, promotional and advertising strategies, branding strategies, and internal financial statements and projections of AT&T or any AT&T subsidiary.

Notwithstanding the definitions of Trade Secrets and Confidential Information set forth above, Trade Secrets and Confidential Information shall not include any information: (1) that is or becomes generally known to the public, (2) that is developed by Mr. Donovan after the Consulting Period through his entirely independent efforts without use of any Trade Secret or Confidential Information, (3) that Mr. Donovan obtains from an independent source having a bona fide right to use and disclose such information, (4) that is required to be disclosed by subpoena, law, or similar legislative, judicial, or administrative requirement; provided, however, Mr. Donovan will notify Company upon receipt of any such subpoena or similar request and give Company a reasonable opportunity to contest or otherwise oppose the subpoena or similar request, or (5) that AT&T approves for unrestricted release by express authorization of a duly authorized officer.

It is hereby agreed that Mr. Donovan may represent himself as a former employee or retiree of Company or AT&T; but otherwise he agrees that he will not make, nor cause to be made any public statements, disclosures or publications which relate in any way, directly or indirectly to his cessation of employment with Company without prior written approval by Company. Mr. Donovan also agrees that he will not make, nor cause to be made any public statements, disclosures or publications which portray unfavorably, reflect adversely on, or are derogatory or inimical to the best interests of AT&T, its subsidiaries, or their respective directors, officers, employees or agents, past, present or future.

Notwithstanding anything herein to the contrary, nothing in this Agreement will be construed to prevent either party or its representatives from making statements in any investigation by a government authority or testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena in any litigation or proceedings.

8.    Mr. Donovan agrees that he shall not, during the twenty-four months following his retirement, without obtaining the written consent of Company in advance, participate in activities that constitute Engaging in Competition with AT&T or Engaging in Conduct Disloyal to AT&T, as those terms are defined below.

a.

“Engaging in Competition with AT&T” means engaging in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer Business. “Engaging in Competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. “Engaging in Competition with AT&T” shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

b.

“Engaging in Conduct Disloyal to AT&T” means (i) soliciting for employment or hire, whether as an employee or as an independent contractor, any person employed by AT&T or its subsidiaries during the one (1) year prior to Mr. Donovan’s retirement, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T or its subsidiaries; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Mr. Donovan had business contact on behalf of any Employer Business during the two (2) years prior to Mr. Donovan’s retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or any AT&T subsidiary; or (iii) soliciting, encouraging, or inducing any AT&T or AT&T subsidiary customer or active prospective customer, in each case, with respect to whom Mr. Donovan had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to Mr. Donovan’s retirement, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.

c.	“Employer Business” shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or an AT&T subsidiary has a substantial ownership or joint venture interest.

Mr. Donovan acknowledges that the business of AT&T and its subsidiaries is global in scope and that the geographic and temporal limitations set forth in this Section are therefore reasonable.

Mr. Donovan may submit a description of any proposed activity in writing to Company (attn: Vice President – Executive Compensation), and Company shall advise Mr. Donovan, in writing, within (15) fifteen business days whether such proposed activity would constitute a breach of the provisions of this Section.

9.    Mr. Donovan acknowledges and agrees that Company would be unwilling to provide the consideration provided pursuant to this Agreement and the Release and Waiver contained herein, including but not limited to continued access to Confidential Information and Trade Secrets, but for the confidentiality, non-solicitation, and non-compete conditions and covenants set forth in Sections 7 and 8, and that these conditions and covenants are a material inducement to AT&T’s willingness to enter into this Agreement. Accordingly, Mr. Donovan shall return to Company any consideration received pursuant to this Agreement and the Release and Waiver contained herein, and agrees that Company may, in its sole discretion, terminate his Services, for any breach by Mr. Donovan of the provisions of Section 7 or 8 hereof, or of the Release and Waiver contained herein. Further, Mr. Donovan recognizes that any breach by him of the provisions in Sections 7 or 8 would cause irreparable injury to Company such that monetary damages would not provide an adequate or complete remedy. Accordingly, in the event of Mr. Donovan’s actual or threatened breach of the provisions of Section 7 or 8, Company, in addition to all other rights under law or this Agreement, shall be entitled to seek a temporary injunction restraining Mr. Donovan from breaching these provisions pending a determination of such remedies.

10.    Mr. Donovan declares that his decision to execute this Agreement and the Release and Waiver contained herein has not been influenced by any declarations or representations by Company, AT&T, or any AT&T subsidiary, other than the contractual agreements and consideration expressly stated herein.

Company has expressly advised Mr. Donovan to seek personal legal advice prior to executing this Agreement and the Release and Waiver contained herein, and Mr. Donovan, by his signature below, hereby expressly acknowledges that he was given at least twenty-one (21) days in which to seek such advice and decide whether or not to enter into and execute the Release and Waiver contained herein. The parties agree that any changes to this Agreement or to the Release and Waiver contained herein made after the initial draft of this Agreement and Release and Waiver of Claims is presented to Mr. Donovan, whether material or immaterial, do not restart the running of said twenty-one (21) day period.

Mr. Donovan may revoke this Agreement and the Release and Waiver contained herein within seven (7) days of his execution of the Release and Waiver contained herein by giving notice, in writing, by certified mail, return receipt requested to Company at the address specified below. Proof of such mailing within said seven (7) day period shall suffice to establish revocation pursuant to this Section. In the event of any such revocation, this entire Agreement and the Release and Waiver contained herein shall be null and void, and unenforceable by either party.

11.    Any notice required hereunder to be given by either party must be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the addresses noted in the signature block of this Agreement.

12.    The parties agree that any conflicts relating to this Agreement and the Release and Waiver contained herein, including choice of law and venue with respect to any such conflict, shall be determined as provided in that certain Management Arbitration Agreement by and between the parties.

13.    The terms and conditions contained in this Agreement that by their sense and context are intended to survive the termination or completion of performance of obligations by either or both parties under this Agreement shall so survive.

14.    This Agreement and the Release and Waiver contained herein shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

15.    This Agreement and the Release and Waiver contained herein and the Management Arbitration Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that neither this Agreement nor the Management Arbitration Agreement shall be deemed to supersede or cancel any obligations applicable to Mr. Donovan under any AT&T or AT&T subsidiary sponsored deferred compensation plan, equity award plan, fringe benefit program, or any other AT&T or AT&T subsidiary sponsored benefit plan as to which Mr. Donovan is a participant immediately preceding his retirement.

16.    In the event any provision of this Agreement or the Release and Waiver contained herein is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Agreement or said Release and Waiver, except that should said Release and Waiver be held to be invalid as applicable to and as asserted by Mr. Donovan with regard to any claim or dispute covered thereunder, or should any part of the provisions of Sections 7, 8, or 9 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Mr. Donovan, this Agreement and the Release and Waiver contained herein, at Company’s option, may be declared by Company null and void. If this Agreement and the Release and Waiver contained herein are declared null and void by Company pursuant to the provisions of this Section, Mr. Donovan shall return to Company all consideration previously received pursuant to this Agreement and the Release and Waiver contained herein.

17.    This Agreement and the Release and Waiver contained herein shall inure to the benefit of and be binding upon, Company, its successors and assigns, and Mr. Donovan and his beneficiaries, whether under the various employee benefit programs or otherwise.

18.    This Agreement and the Release and Waiver contained herein shall be and hereby are declared to be null and void in the event that Mr. Donovan does not retire from Company on or before the close of business on October 1, 2019. All payments and other consideration to be provided to Mr. Donovan by Company are contingent upon Mr. Donovan’s retirement actually becoming effective on or before the close of business on October 1, 2019, and are further contingent upon Mr. Donovan’s execution of this Agreement no later than October 1, 2019 and the Release and Waiver contained herein on October 1, 2019, and not revoking either this Agreement or the Release and Waiver contained herein.

AT&T Services, Inc.	John Donovan
208 South Akard Street	[Donovan address]
Room 412
Dallas, TX 75202

/s/ William A. Blasé, Jr.		/s/ John Donovan
By:	William A. Blase, Jr.	John Donovan
Title:	Senior Executive Vice President- Human Resources

Date:	September 3, 2019	Date: September 3, 2019